CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our report dated November 28, 2014 on the financial statements and financial highlights of Sierra Core Retirement Fund and Sierra Strategic Income Fund, each a series of shares of beneficial interest of Northern Lights Fund Trust. Such financial statements and financial highlights appear in the September 30, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 23, 2015